UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2024 (September 25, 2024)

PALISADE BIO, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33672	52-2007292
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7750 El Camino Real Suite 2A
Carlsbad, California	92009
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PALI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

New Employment Agreement with J.D. Finley

On September 25, 2024, Palisade Bio, Inc. (the “Company”) entered into a revised employment agreement (the “Employment Agreement”) with J.D. Finley, its current chief executive and chief financial officer. The material terms of the Employment Agreement are described below. The Employment Agreement does not increase Mr. Finley’s current base salary or target bonus in effect prior to entering into the Employment Agreement.

Employment Related Contracts

General Terms

On September 25, 2024, the Company and Mr. Finley entered into the at-will Employment Agreement. Pursuant to the terms of the Employment Agreement, Mr. Finley (i) receives a base salary of $542,000 per year, (ii) is eligible to receive an annual cash bonus based on the achievement of certain performance goals with a target of up to 50% of his base salary and (iii) is eligible to receive an annual market-based stock option grant as determined by the Board of Directors of the Company (“Board”), or a committee thereof. Mr. Finley is also eligible to participate in benefits provided by the Company to its executive officers and other employees from time to time.

Severance Benefits

Pursuant to the terms of the Employment Agreement, if the Company terminates Mr. Finley’s employment without “Cause” or if Mr. Finley resigns for “Good Reason,” as each term is defined in the Employment Agreement, Mr. Finley will be eligible for the continued payment of his base salary (in accordance with regular payroll practices) and COBRA benefits for up to twelve (12) months following the termination date (collectively, the “Severance Benefits”).

In the event that the Company terminates Mr. Finley’s employment without “Cause” or if Mr. Finley resigns for “Good Reason” within three (3) months immediately prior to or twelve (12) months after the effective date of a “Change in Control” as such term is defined in the Employment Agreement (the “Change in Control Period”), then in lieu of the Severance Benefits described above, Mr. Finley will be eligible for (i) a lump sum payment equal to the sum of (x) eighteen (18) months of base salary plus (y) 100% of the target bonus in effect at the time of termination, (ii) the continued payment of COBRA benefits for up to eighteen (18) months, and (iii) the immediate and full acceleration of 100% of his outstanding equity awards that are subject to time-based vesting (collectively, the “Change in Control Severance Benefits”).

The Severance Benefits and Change in Control Severance Benefits, as applicable, are contingent on Mr. Finley entering into release of claims satisfactory to the Company.

Other Agreements

Mr. Finley had previously entered into the Company’s standard (i) confidential information and invention assignment agreement governing the ownership of any inventions and confidential information and (ii) indemnification agreement for the Company’s officers and directors.

The foregoing summary of certain terms of the Employment Agreement are qualified in their entirety by the terms of the Employment Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K, to the extent required by this Item 5.02 is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

Exhibit No.	Description
10.01	Form of Employment Agreement with J.D. Finley, dated September 25, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2024	Palisade Bio, Inc.

	By:	/s/ J.D. Finley
J.D. Finley
Chief Executive Officer